Exhibit B.43.1

                                   STATE OF CONNECTICUT

                            OFFICE OF THE SECRETARY OF THE STATE


   I, the Connecticut Secretary of the State, and keeper of the seal thereof, and of the original record of the Acts and Resolutions of the General Assembly of said State, DO HEREBY CERTIFY, that I have compared the annexed copy of AN ACT CONCERNING THE MOHAWK GAS COMPANY with the original record of the same now remaining in this office, and have found said copy to be a correct and complete transcript thereof.

   And I further Certify, that said original is a public record of the State of Connecticut, now remaining in this office.



                                        In Testimony Whereof, I have
                                        hereunto set my hand and affixed the
                                        Great Seal of the State of Connecticut,
                                        at Hartford, this 19th
                                        day of March, 2001.


                                            /S/ Susan Bysiewicz

                                            Secretary of the State











                                [House Bill No. 728.]

                         AN ACT INCORPORATING THE MOHAWK GAS
                                      COMPANY.
                                      [218.]
   Section 1. Olcott D. Smith, Allan K. Smith and Cyril Coleman, and such other persons as may be associated with them, their successors and assigns, are constituted a body politic and corporate by the name of The Mohawk Gas Company, to be located in the town of Hartford, with power under that name to exercise, in addition to all other powers herein specifically granted, all the powers and privileges granted by the general statutes to gas companies and to corporations organized under the general statutes and the power to manufacture, sell, furnish, transmit, distribute and deliver natural, manufactured and mixed gas in the manner and subject to the limitations hereinafter stated.

   Sec. 2. Said corporation is vested with the power, subject to the limitations hereinafter stated: (a) To build, acquire by lease, purchase or otherwise, own and operate one or more pipelines and related facilities, including compressors, pumping stations, tanks, storage facilities, mains, appliances and other pertinent equipment for the gathering, mixing, transmission and distribution of natural, manufactured and mixed gas and the by-products thereof; (b) to buy, manufacture, produce, sell, furnish, transport, store, distribute, dispose of and otherwise deal in natural, manufactured and mixed gas and the by-products thereof; provided, within the franchise area of any person, firm, corporation or municipality which is chartered or authorized by the state of Connecticut to transmit or sell gas within said franchise area, this corporation shall not exercise the authority granted by this section to sell natural, manufactured or mixed gas to any person, firm, corporation or municipality except a person, firm, corporation or municipality authorized to transmit or sell gas within such franchise area, unless such sale is consented to by such person, firm, corporation or municipality so authorized to transmit or sell gas within such franchise area; (c) to install, operate and maintain, subject to any requisite approval of public authority, pipelines, mains and related appliances necessary for the transmission, storage and distribution of gas, either overhead or underground, over or under streams, and in, over, under and upon the public highways, streets, avenues and public parks or grounds in any town, city and borough within this state; (d) to acquire by merger consolidation, lease, purchase or otherwise, upon such terms and conditions as may be agreed upon, and in the manner and subject to the terms and conditions provided by the general statutes, in the case of the merger or consolidation or other acquisition, of corporations organized under the general statutes, and to hold, own, use, exercise, enjoy and dispose of the whole or any part of the gas property, rights, privileges, properties, securities, contracts, powers and franchises now or hereafter owned or possessed by any gas company chartered by the general assembly of the state of Connecticut for the purchase, manufacture, production, transmission, distribution and sale of natural, manufactured and mixed gas and matters incidental thereto.


   SEC. 3. Said corporation shall only exercise any right, power or franchise acquired by it to lay or maintain mains and pipes in or across the streets and highways of any town or city or to make any excavations in such streets or highways upon obtaining the necessary consent of the town or city council or other governmental body having jurisdiction.

   SEC. 4. Said corporation shall have a capital stock of fifty thousand dollars divided into such classes of shares either with or without par value as may be determined by the stockholders. Said corporation is authorized to increase, reduce or alter its capital stock from time to time to any amount in the manner provided in the general statutes pertaining to increases, reductions or alterations of capital stock by specially chartered corporations or corporations organized under the general law, and to issue, subject to approval of the public utilities commission, additional shares of capital stock to any amount with or without par value and with such preferences, voting powers, restrictions and qualifications, if any, as shall be determined in the vote authorizing such issue, provided no shares having a par value shall be issued for less than par in cash or in property at the actual value thereof. Said corporation is authorized to issue, subject to the approval of the public utilities commission, bonds, debentures and other certificates of indebtedness to any amount and may secure the same by mortgage or other lien on all or part of its property and franchises.

   SEC. 5. The government and direction of the affairs of said corporation shall be vested in a board of directors, of not less than three in number, who shall be chosen by the stockholders in the manner provided in the by-laws of said corporation.

   SEC. 6. The principal office of the corporation shall be in the town of Hartford or at such other place as may, from time to time, be fixed by the by-laws of the corporation, provided, whenever it is voted to change the location of the principal office, notice therof shall be filed in the office of the secretary of the state.

   SEC. 7. Any corporation authorized
to engage in or to carry on the business of manufacturing, selling or distributing natural, manufactured or mixed gas, or the by-products thereof, shall be authorized to consolidate or merge with said corporation and to sell, lease or otherwise dispose of the whole or any part of its rights, privileges, franchises, properties, securities and assets to said corporation.

   SEC. 8. Said corporation, as a public service corporation, shall be subject to control and regulation by the public utilities commission under the provisions of the general statutes to the same extent as a gas company as defined in section 5390 of the general statutes, as amended.

Approved May 26, 1955.